Exhibit 5.1

JDT Legal, PLLC

897 Baxter Drive

South Jordan, UT 80495

(801) 810-4465

January 14, 2022

Board of Directors

Quanta, Inc.

632 S Glenwood Place

Burbank, CA 91506

Re:	Registration Statement on Form S-8: 35,654,780 shares of Common Stock

To the Board of Directors:

You requested our opinion as outside counsel to Quanta, Inc. a Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 35,654,780 shares of Common Stock (the “Common Stock”) of the Company pursuant to the Quanta, Inc. 2019 Omnibus Equity Incentive Plan (the “Plan”), as further described in a Registration Statement on Form S-8 (the “Registration Statement”), intended to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the “Documents”) have been duly authorized and executed; (b) the Documents are legally valid, binding, and enforceable in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company will be validly issued, fully paid, and non-assessable. The forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

JDT Legal, PLLC

/s/ Jeffrey Turner
Jeffrey Turner